Exhibit 99.1

Natural Health Trends Reports Fourth Quarter and Full Year 2016 Financial Results

•	Record quarterly operating income increased 44% year-over-year to $20.0 million

•	Active Members[1] increased 9% year-over-year to 118,960

•	Increased quarterly dividend 13% to $0.09 per share

•	Declared special dividend of $0.35 per share

LOS ANGELES – February 8, 2017 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, today announced its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Highlights

•	Total revenue decreased 15% to $62.3 million, compared to $73.7 million in the fourth quarter of 2015.

◦	Revenue from the Company’s Hong Kong operations, which represented 90% of total revenue, decreased 17% to $56.1 million, compared to $67.7 million in the fourth quarter of 2015.

◦	Revenue outside of Hong Kong increased 5% to $6.2 million, compared to $5.9 million in the fourth quarter of 2015.

•	Operating income increased 44% to $20.0 million, compared to $13.9 million in the fourth quarter of 2015.

•	Net income was $19.0 million, or $1.70 per diluted share, compared to $13.7 million, or $1.13 per diluted share, in the fourth quarter of 2015.

•	The number of Active Members[1] decreased 3% to 118,960 at December 31, 2016, compared to 122,900 at September 30, 2016, and increased 9% compared to 109,360 at December 31, 2015.

[1]	Natural Health Trends defines Active Members as those that have placed at least one product order with the Company during the preceding twelve month period.

Full Year 2016 Financial Highlights

•	Total revenue increased 9% to $287.7 million, compared to $264.9 million for the full year of 2015.

•	Operating income increased 34% to $64.1 million, compared to $47.9 million for the full year of 2015.

•	Recognized income tax provision of $9.0 million primarily due to the expected partial repatriation of overseas profits, an increase of $8.4 million compared to the full year of 2015.

•	Net income was $55.1 million, or $4.83 per diluted share, compared to $47.2 million, or $3.82 per diluted share, for the full year of 2015.

Management Commentary

“2016 was a tremendous year for Natural Health Trends and reflected solid progress on our strategic plan despite some external challenges we experienced throughout the year,” commented Chris Sharng, President of Natural Health Trends Corp. “Specifically, the fourth quarter reflected a continuation of some of the challenges we discussed in the prior quarter, including a slowdown in Hangzhou, one of our top three markets, after the G20 summit was held in that city last September. Local members in the affected metropolitan area were unable to organize activities and events for weeks, which are key to their effectiveness. In addition, the Chinese yuan depreciated by 7% against the Hong Kong dollar which effectively increased the price of our products for our members residing in mainland China. We expect the first quarter will also present a difficult year-over-year comparison as we plan to launch various new products at our first-half event, the re-branded Ambassador Academy, in March versus in January last year.”

Mr. Sharng further commented, “We increased our full year 2016 revenue by 9% over 2015. We are working to strengthen growth through increased leader training and motivation while expanding our reach by geography and products. These efforts will be supported by technological advancements to enhance overall member communication and productivity. Further, due to the flexibility we have built into many of our promotions and incentive programs, we were able to generate record operating profit for the fourth quarter of 2016. I’m also very pleased we will once again be declaring a special dividend in the amount of $0.35 per share as well as increasing our regular quarterly dividend to $0.09 per share. Our ability to return capital to our stockholders is due to our robust operating cash flow driven by effective management of our working capital which has kept our balance sheet strong. We look forward to a bright future for Natural Health Trends.”

Balance Sheet and Cash Flow

•
Net cash provided by operating activities in the fourth quarter of 2016 was $16.9 million, compared to $16.1 million in the fourth quarter of 2015. For the full year of 2016, net cash provided by operating activities was $53.2 million, compared to $81.3 million for the full year of 2015.

•
On January 24, 2017, the Company's Board of Directors declared a quarterly dividend of $0.09 per share on outstanding common stock, which represents a 13% increase over the prior quarter dividend, and a special cash dividend of $0.35 per share on outstanding common stock. The dividends will be payable on March 3, 2017 to stockholders of record as of February 21, 2017.

•
For the full year of 2016, the Company repurchased $23.7 million of its common stock under its existing $70.0 million stock repurchase program. At December 31, 2016, approximately $32.0 million remained available for repurchases, inclusive of related estimated income tax.

Fourth Quarter and Full Year 2016 Financial Results Conference Call

Management will host a conference call to discuss the fourth quarter and full year 2016 financial results today, Wednesday, February 8, 2017 at 11:30 a.m. Eastern Time. The conference call details are as follows:

Date:	Wednesday, February 8, 2017
Time:	11:30 a.m. Eastern Time / 8:30 a.m. Pacific Time
Dial-in:	1-877-407-0789 (Domestic) 1-201-689-8562 (International)
Conference ID:	13652401
Webcast:	http://public.viavid.com/index.php?id=122399

For those unable to participate during the live broadcast, a replay of the call will also be available from 2:30 p.m. Eastern Time on February 8, 2017 through 11:59 p.m. Eastern Time on February 22, 2017 by dialing 1-844-512-2921 (domestic) and 1-412-317-6671 (international) and referencing the replay pin number: 13652401.

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 4, 2016 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$125,921	$104,914
Inventories, net	11,257	10,455
Other current assets	4,066	2,343
Total current assets	141,244	117,712
Property and equipment, net	1,388	894
Goodwill	1,764	1,764
Restricted cash	2,963	3,166
Other assets	692	616
Total assets	$148,051	$124,152
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,145	$2,862
Income taxes payable	663	379
Accrued commissions	13,611	19,634
Other accrued expenses	14,989	16,703
Deferred revenue	4,948	4,011
Amounts held in eWallets	19,165	16,414
Other current liabilities	1,633	1,510
Total current liabilities	57,154	61,513
Deferred tax liability	268	60
Long-term incentive	8,190	5,770
Total liabilities	65,612	67,343
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	86,574	85,963
Retained earnings (accumulated deficit)	38,548	(9,647)
Accumulated other comprehensive loss	(807)	(101)
Treasury stock, at cost	(41,889)	(19,419)
Total stockholders’ equity	82,439	56,809
Total liabilities and stockholders’ equity	$148,051	$124,152

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net sales	$62,312	$73,656	$287,728	$264,860
Cost of sales	11,937	15,073	54,903	54,098
Gross profit	50,375	58,583	232,825	210,762
Operating expenses:
Commissions expense	21,503	33,155	125,050	126,598
Selling, general and administrative expenses	8,740	11,453	43,245	36,024
Depreciation and amortization	118	82	394	263
Total operating expenses	30,361	44,690	168,689	162,885
Income from operations	20,014	13,893	64,136	47,877
Other income (expense), net	(99)	28	(59)	(84)
Income before income taxes	19,915	13,921	64,077	47,793
Income tax provision	867	222	8,991	552
Net income	$19,048	$13,699	$55,086	$47,241
Income per common share:
Basic	$1.70	$1.13	$4.84	$3.84
Diluted	$1.70	$1.13	$4.83	$3.82
Weighted-average number of common shares outstanding:
Basic	11,219	12,118	11,382	12,302
Diluted	11,234	12,159	11,407	12,372
Cash dividends declared per common share	$0.43	$0.05	$0.61	$0.14

NATURAL HEALTH TRENDS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2016	2015
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,086	$47,241
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	394	263
Stock-based compensation	104	86
Cumulative translation adjustment realized in net income	132	(82)
Deferred income taxes	217	(15)
Changes in assets and liabilities:
Inventories, net	(851)	(6,762)
Other current assets	(1,681)	(1,025)
Other assets	(90)	(267)
Accounts payable	(714)	637
Income taxes payable	303	(115)
Accrued commissions	(6,031)	10,840
Other accrued expenses	51	10,714
Deferred revenue	947	1,331
Amounts held in eWallets	2,752	14,350
Other current liabilities	135	25
Long-term incentive	2,420	4,105
Net cash provided by operating activities	53,174	81,326
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(905)	(710)
Increase in restricted cash	—	(3,028)
Net cash used in investing activities	(905)	(3,738)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of warrants	—	309
Repurchase of common stock	(23,704)	(16,071)
Dividends paid	(6,891)	(1,709)
Net cash used in financing activities	(30,595)	(17,471)
Effect of exchange rates on cash and cash equivalents	(667)	(19)
Net increase in cash and cash equivalents	21,007	60,098
CASH AND CASH EQUIVALENTS, beginning of period	104,914	44,816
CASH AND CASH EQUIVALENTS, end of period	$125,921	$104,914
SUPPLEMENTAL DISCLOSURES OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$8,791	$707
Issuance of treasury stock	1,741	666